77Q1(a) Exhibits

New England Zenith Fund is filing herewith two amendments to its Amended and Restated Declaration of Trust pursuant to NSAR Sub-Item 77Q1 (a).

First, Amendment No. 2 to Amended and Restated Agreement and Declaration of Trust dated May 1,2001 is filed herewith.

Second, Amendment No. 3 to Amended and Restated Agreement and Declaration of Trust dated June 28,2001 and effective July 1, 2001 is filed herewith.